Press Release For Immediate Release NYSE Trading Symbol: UDR	Contact: Larry Thede Phone: 720.283.2450	Email: Web:	ir@udr.com www.udr.com

UDR ANNOUNCES THIRD QUARTER 2008 RESULTS

•	Achieved 17th consecutive quarter of same community revenue growth, up 3.4 percent year-over-year and up 0.8 percent sequentially.

•	Completed the acquisition of 1,324 homes in five communities, utilizing $286 million of 1031 exchange funds from the March 2008 portfolio sale.

•	From June 30 through November 1, strengthened the balance sheet by completing a $194 million equity offering and securing $120 million in construction loans for existing development projects.

•	In November, renegotiated an existing Fannie Mae credit facility to expand the commitment from $139 million to $300 million and extend the maturity from 2010 to 2018, at a blended rate of 4.8 percent.

DENVER, CO (Nov. 3, 2008) UDR, Inc. (NYSE: UDR) today reported Funds from Operations (“FFO”) of $49.5 million, or $0.36 per diluted share, for the quarter ended Sept. 30, 2008, versus $68.7 million, or $0.47 per diluted share, for the same period a year ago. Comparing year over year results, growth in same store net operating income was offset by lower consolidated income primarily due to the March 2008 sale of 25,684 apartment homes for $1.7 billion, a lower contribution from gains on sales of assets in RE3 and a $1.7 million loss related to September 2008 hurricane expense.

“These are tumultuous times, with unprecedented volatility in the capital markets,” said Thomas W. Toomey, President and Chief Executive Officer of UDR. “While we can’t predict what will happen in the future, we can prepare for it. Consequently, we’ve taken aggressive steps to raise capital and fortify our balance sheet, and we expect to have access to approximately $800 million of capital via a combination of cash and existing credit facilities by year end. This access to capital, coupled with a solid portfolio, an experienced operating team and a track record of innovation, will afford us the opportunity to grow our business.”

Operating Performance and Same-community Results
Third Quarter 2008 vs. Third Quarter 2007

	Revenue	Expense	NOI	% of Same-community
Region	Growth	Growth	Growth	Portfolio*
Western	5.5%	5.6%	5.4%	50.8%
Mid-Atlantic	3.4%	10.9%	0.2%	24.1%
Southeastern	-0.4%	5.4%	-3.7%	21.3%
Southwestern	2.6%	3.8%	1.9%	3.8%
Total	3.4%	6.6%	1.9%	100.0%

* Based on QTD 2008 NOI.
The Company defines same-community as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter. Of UDR’s 44,223 wholly owned apartment homes, 33,140, or 75%, qualify as same-community homes.

Same-community Results
Third Quarter 2008 vs. Third Quarter 2007
($ in thousands, except total income per occupied home)

	3rd Qtr '08	3rd Qtr '07	Change (%)
Rent and other income	$113,882	$111,364	2.3
Concessions	386	1,485	-74.0
Bad debt	617	746	-17.3

Total income	112,879	109,133	3.4
Expenses	37,303	34,988	6.6

Net operating income	$75,576	$74,145	1.9

Total income per occupied home	$1,193	$1,156	3.2
Average physical occupancy (%)	95.1	95.0	10 bps
Operating margin (%)	67.0	67.9	-90 bps
Resident credit loss, % of effective rent	0.6	0.7	-10 bps

Comparing third quarter 2008 to third quarter 2007 on a same-community basis, 77% of the mature markets generated revenue growth.

Same-community Results
Third Quarter 2008 vs. Second Quarter 2008
($ in thousands, except total income per occupied home)

	3rd Qtr '08	2nd Qtr '08	Change (%)
Rent and other income	$113,882	$112,666	1.1
Concessions	386	271	42.4
Bad debt	617	394	56.6

Total income	112,879	112,001	0.8
Expenses	37,303	34,447	8.3

Net operating income	$75,576	$77,554	-2.6

Total income per occupied home	$1,193	$1,188	0.4
Average physical occupancy (%)	95.1	94.9	20 bps
Operating margin (%)	67.0	69.2	-220 bps
Resident credit loss, % of effective rent	0.6	0.4	20 bps

Comparing third quarter 2008 to second quarter 2008 on a same-community basis, 64% of the mature markets generated revenue growth.

Overview

During the third quarter, key initiatives were completed in the areas of strengthening the Company’s portfolio, redevelopment, development, operations and capital management. Progress on these initiatives is described below and will also be discussed during the Company’s November 4, 2008 conference call.

Strengthen Our Portfolio

In the third quarter, the Company substantially completed the recent transformation of its portfolio with the acquisition of 1,324 homes in five communities (including 249 homes in development) and one parcel of land:

			Year	#	Apx. Mkt.	% Occ.
Community	Location	Acq.	Built	Homes	Rent	9/30/08
Almaden Lake Village	San Jose, CA	July ‘08	1999	250	$1,675	97.1
Island Square	Mercer Island, CA	July ‘08	2007	235	2,000	90.3
Residences at The Domain	Austin, TX	Aug. ‘08	2007	390	1,250	91.0
Waterford	Phoenix, AZ	Aug. ‘08	2008	200	1,091	30.5
Vintage Lofts (in development)	Tampa, FL	Aug. ‘08	2009	249	n/a	n/a
3033 Wilshire	Los Angeles, CA	Aug. ‘08	Land	n/a	n/a	n/a

“With these acquisitions, we have completed the reinvestment of 1031 exchange funds from our March 2008 portfolio sale,” said Mark Wallis, Senior Executive Vice President of UDR. “Our portfolio is concentrated in attractive markets, with low single-family-home affordability and solid potential for long-term rent growth.”

Redevelopment Update

During the third quarter of 2008, the Company completed the redevelopment of Pine@Sixth, a 158-home community in Long Beach, CA, at a cost of $46,600 per home. This is expected to deliver a 15 percent increase in cash flow. As of September 30, 2008, the Company’s redevelopment pipeline included two communities with 598 apartment homes. Total redevelopment investment by the Company in these properties is expected to be approximately $29.0 million, with $19.6 million invested as of September 30, 2008. Together, these properties are expected to deliver an increase in cash flow of approximately 57 percent.

Also during the quarter, UDR was recognized for excellence in redevelopment by MultiFamily Executive for the second year in a row. In 2008, UDR was awarded an Award of Merit for Renovation Project of the Year for the Company’s redevelopment of Altamira Place, a 360-home community in Orlando, FL, and in 2007, UDR received an Award of Merit for its redevelopment of The Legacy at Mayland, a 576-home community in Richmond, VA.

Development Update

The Company continues to pursue its strategy of strengthening the portfolio with its development initiatives. In the third quarter, the Company delivered three new development properties:

• Laurelwoode – a 324 home community in Houston, Texas.
• Marina del Rey – a 298 home consolidated joint venture community in Marina del Rey, California.
• Lincoln at Towne Square II – a 302 home unconsolidated joint venture community located in Plano, Texas.

“UDR has a solid pipeline of development opportunities that will be completed in phases,” said Wallis. “Active projects include 2,321 homes at an estimated cost of $342 million – with UDR’s remaining equity contribution totaling $20 million. We also have a number of operating properties and other projects slated for future development. We’ll move these into our active development pipeline as market conditions and financing opportunities improve.”

Additional details on the Company’s development and redevelopment initiatives are available in the Company’s third-quarter earnings supplement.

Operations Update

The Company reported the following same-store community results:

• • • • •	a $3.7 million, or 3.4 percent, increase in revenues to $112.9 million;
a $2.3 million, or 6.6 percent, increase in expenses to $37.3 million;
a $1.4 million, or 1.9 percent, increase in net operating income to $75.6 million;
a $37, or 3.2 percent, increase in average monthly revenue per occupied home to $1,193; and
a 10 basis point increase in occupancy to 95.1 percent.

“As expected, our same community revenue growth slowed and our expenses increased in the third quarter,” said Jerry Davis, Senior Vice President, Operations. “Our reported same community revenue growth was 3.4 percent. If you exclude Florida, which provides approximately 17.3 percent of the Company’s mature portfolio net operating income, our same community revenue growth was a solid 4.7 percent.

“Our expense growth reflected difficult comparisons to last year,” Davis continued. “Keep in mind, we’ve had year-over-year reductions in expense for the past four quarters, which created tough comparisons for the second half of this year. Our expense growth for the third quarter includes higher insurance and utility expense. Excluding insurance claims, third-quarter expenses grew 3.8 percent. On a year-to-date basis, we’ve delivered 4.1 percent revenue growth, 1.7 percent expense growth and 5.3 percent net operating income growth.  We ended the quarter with occupancy at 95.1 percent, the highest in over five years.”

The Company reported strong revenue growth in key markets on the West Coast and in Texas, which offset lower revenue from Florida markets. Of the Company’s 22 markets, 17 posted year-over-year revenue growth, with eight of these markets exceeding 5 percent growth and two of these markets exceeding 10 percent growth.

UDR continued its mobile marketing efforts by adding enhanced Google mapping functionality to its Website, launching a special website that can quickly and efficiently deliver information about UDR’s apartment homes to millions of Apple iPhone and iPod® touch users, and by launching in October the multi-family-apartment-home industry’s first website on MySpace, a leading social networking website. As a result of these and other initiatives, the Company’s third-quarter website traffic increased 84 percent, and search engine traffic more than doubled, compared to a year ago. Year to date, more than 1 million unique visitors have accessed the UDR website and approximately 49 percent of new leases originated from an Internet lead.

Capital Markets Update

From June 30 through November 1, 2008, the Company has completed the following capital initiatives:

•	in early July, repurchased 400,000 shares of UDR common stock at an average price of $22.54;

•	in August and September, repurchased $26.7 million of medium-term notes for $24.2 million, for a net gain of $2.5 million;

•	in August, redeemed 969,300 shares of Series G Cumulative Redeemable Shares for $20.3 million, a 16 percent discount to their liquidation value;

•	closed on $120 million of construction loans for four communities, including $100 million on three communities at an average spread of 157 basis points over 1 month LIBOR and $20 million at a fixed rate of 5.55 percent;

•	in October, issued 8.0 million shares of its common stock at a price of $24.25 per share, resulting in net proceeds of $185.3 million; and

•	in October, executed a term sheet with Fannie Mae on an expanded credit facility with a maximum commitment of $300 million. The new facility is expected to provide an initial loan advance of approximately $225 million, which will be used to prepay an existing $139 million FNMA facility maturing in April 2010. The new facility, which has a blended interest rate of 4.8 percent, will mature in 2018 and is scheduled to close by the end of November.

With the closing of these transactions, the Company’s cash balance, and the expected receipt of $200 million from a mezzanine note in mid-2009, the Company expects to be able to satisfy all debt maturities in 2009 without having to draw on its $600 million credit facility.

Dividends

On October 31, UDR paid its 143rd consecutive quarterly dividend on its common stock as well as dividends on its Series E and Series G Preferred Stock.

The Company intends to declare a special dividend payable to holders of its common stock before the end of the year. The special dividend, associated with capital gains arising from property dispositions in 2008, is expected to be $132 million, and the Company expects to pay the special dividend in conjunction with its regular dividend for the quarter ended December 31, 2008. UDR reserves the right to pay the special dividend in the form of cash, or a combination of shares of common stock and cash, and expects to pay the dividend no later than January 29, 2009.

Guidance

For full year 2008, the Company lowered its guidance on FFO to $1.45 to $1.47 per diluted share (excluding potential gains on sales from its RE3 subsidiary). All guidance is based on the current expectations and judgment of the Company’s management team.

“Our recent equity offering will impact fourth-quarter FFO results, and given the uncertainty of the capital markets, we are holding funds in cash and money market accounts earning minimal returns,” Toomey explained. “We believe the short-term impact to FFO is in the best interest of our shareholders as it will provide us with sufficient financial flexibility to take advantage of market opportunities in support of long-term value creation.”

UDR Property Tour Scheduled for November 18, 2008

UDR and Essex Property Trust (NYSE: ESS) plan to host a Los Angeles property tour on Tuesday, November 18, 2008, prior to the NAREIT Annual Convention on November 19 – 21 in San Diego, California. Company management will host a lunch and tour two communities in Marina del Rey, California. Additional information is available on the Investor Relations section of the UDR Website at www.udr.com.

Conference Call Information

Date: Nov. 4, 2008
Time: 1:00 p.m. Eastern Time

To Participate in the Telephone Conference Call:
Dial in at least five minutes prior to start time.
Domestic: 800-218-8862
International: 303-262-2141
If you have any questions, please contact:
Rebecca Winning: 720-283-6121
E-mail: rwinning@udr.com

Conference Call Playback:
Domestic: 800-405-2236
International: 303-590-3000
Passcode: 11120694#
The playback can be accessed through November 11, 2008.

Webcast and Podcast:
The conference call will also be available on UDR’s website at www.udr.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay and downloadable podcast of the call will also be available for 90 days on UDR’s website.

Full Text of the Earnings Report and Supplemental Data

•	Internet — The full text of the earnings report and supplemental data will be available immediately following the earnings release to the wire services on Nov. 3, 2008 at the UDR web site, at http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=103025

•	Mail — For those without Internet access, the third quarter 2008 earnings release will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-283-6121.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2008, UDR owned 44,223 apartment homes and had 2,047 wholly-owned homes under active development and another 684 homes under contract for development in its pre-sale program. For over 35 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multi-family housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, including expectations that the Company will be able to secure one or more institutional investors or joint-venture partners, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Attachment 1

UDR
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share amounts	2008	2007	2008	2007
Rental income	$146,291	$128,192	$410,690	$373,287
Rental expenses:
Real estate taxes and insurance	19,133	15,242	48,417	44,865
Personnel	12,542	10,767	36,074	32,325
Utilities	7,977	7,204	21,661	19,518
Repair and maintenance	8,219	7,264	22,278	20,388
Administrative and marketing	3,551	3,365	10,068	9,680
Property management	4,023	3,525	11,294	10,265
Other operating expenses	1,158	321	3,182	946
	56,603	47,688	152,974	137,987
Non-property income/(loss):
Loss from unconsolidated entities (1)	(1,897)	(335)	(3,286)	(869)
Tax benefit for taxable REIT subsidiary	829	5,856	5,743	13,632
Other income	9,969	439	21,286	1,755

	8,901	5,960	23,743	14,518
Other expenses:
Real estate depreciation and amortization	65,551	48,228	180,493	140,428
Interest (net of gains on debt extinguishment of $2.5 million, $0, $8.8 million and $0, respectively)	37,361	42,170	109,858	120,126
Hurricane related expenses	833	—	833	—
General and administrative	9,835	8,788	29,535	28,350
Other depreciation and amortization	1,140	712	3,013	2,236
	114,720	99,898	323,732	291,140
Loss before minority interests and discontinued operations	(16,131)	(13,434)	(42,273)	(41,322)
Minority interests of outside partnerships	(39)	(45)	(136)	(112)
Minority interests of unitholders in operating partnerships	860	949	2,454	3,086

Loss before discontinued operations, net of minority interests	(15,310)	(12,530)	(39,955)	(38,348)
Income from discontinued operations, net of minority interests (2)	6,937	91,359	757,706	155,706

Net (loss)/income	(8,373)	78,829	717,751	117,358
Distributions to preferred stockholders — Series B	—	—	—	(4,819)
Distributions to preferred stockholders — Series E (Convertible)	(931)	(931)	(2,793)	(2,793)
Distributions to preferred stockholders — Series G	(1,989)	(2,329)	(6,545)	(3,114)
Discount/(premium) on preferred stock repurchases, net	3,056	—	3,056	(2,261)
Net (loss)/income available to common stockholders	$(8,237)	$75,569	$711,469	$104,371

Earnings/(loss) per weighted average common share — basic and diluted:
Loss from continuing operations available to common stockholders,
net of minority interests	($0.11)	($0.12)	($0.36)	($0.38)
Income from discontinued operations, net of minority interests	$0.05	$0.68	$5.89	$1.16
Net (loss)/income available to common stockholders	($0.06)	$0.56	$5.53	$0.78
Common distributions declared per share	$0.3300	$0.3300	$0.9900	$0.9900
Weighted average number of common shares outstanding — basic	126,845	133,854	128,634	134,362
Weighted average number of common shares outstanding — diluted	126,845	133,854	128,634	134,362

(1) Includes approximately $900,000 of hurricane-related expenses for the three and nine months ended September 30, 2008.
(2) Discontinued operations represents all properties sold and properties that are currently classified as held for disposition at September 30, 2008, except for nine operating properties sold to a joint venture in the fourth quarter of 2007 that have been included in continuing operations in accordance with the provisions of FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and EITF No. 03-13.

Attachment 2

UDR
Funds From Operations
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
In thousands, except per share amounts	2008	2007		2008	2007
			-
Net income	$(8,373)	$78,829		$717,751	$117,358
Distributions to preferred stockholders	(2,920)	(3,260)		(9,338)	(10,726)
Real estate depreciation and amortization, including discontinued operations	65,551	64,790		180,493	193,267
Minority interest, including discontinued operations	(384)	4,327		48,775	6,024
Real estate depreciation and amortization on unconsolidated joint ventures	1,302	338		3,364	1,173
Net gains on the sale of depreciable property, excluding RE3	(6,566)	(77,267)		(787,555)	(117,086)
Funds from operations (“FFO”) — basic	$48,610	$67,757		$153,490	$190,010

Distribution to preferred stockholders — Series E (Convertible)	931	931		2,793	2,793
Funds from operations — diluted	$49,541	$68,688		$156,283	$192,803

Weighted average number of common shares and OP Units outstanding — basic	135,685	141,311		137,532	142,167
Weighted average number of common shares, OP Units, and common stock
equivalents outstanding — diluted	139,098	146,502		140,914	147,592
FFO per common share — basic	$0.36	$0.48		$1.12	$1.34

FFO per common share — diluted	$0.36	$0.47		$1.11	$1.31

FFO is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, premiums or original issuance costs associated with preferred stock redemptions, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

Attachment 3

UDR
Consolidated Balance Sheets
(Unaudited)

In thousands, except share and per share amounts	September 30, 2008	December 31, 2008
ASSETS
Real estate owned:
Real estate held for investment	$5,555,281	$4,129,460
Less: accumulated depreciation	(999,679)	(821,991)

	4,555,602	3,307,469
Real estate under development
(net of accumulated depreciation of $0 and $963)	121,557	343,768
Real estate held for disposition
(net of accumulated depreciation of $9,056 and $548,805)	39,000	929,545

Total real estate owned, net of accumulated depreciation	4,716,159	4,580,782
Cash and cash equivalents	2,861	3,219
Restricted cash	10,070	6,295
Deferred financing costs, net	30,575	34,136
Notes receivable	207,450	12,655
Investment in unconsolidated joint ventures	46,859	48,264
Escrow - 1031 exchange funds	—	56,217
Other assets	84,339	54,636
Other assets — real estate held for disposition	1,899	4,917

Total assets	$5,100,212	$4,801,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt	$1,315,075	$910,611
Secured debt — real estate held for disposition	—	227,325
Unsecured debt	2,035,454	2,364,740
Real estate taxes payable	28,836	8,808
Accrued interest payable	24,724	27,999
Security deposits and prepaid rent	31,141	21,897
Distributions payable	47,154	49,152
Deferred gains on the sale of depreciable property	28,849	28,690
Accounts payable, accrued expenses, and other liabilities	37,136	51,989
Other liabilities — real estate held for disposition	2,139	28,468
Total liabilities	3,550,508	3,719,679
Minority interests	100,327	62,049
Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
2,803,812 shares of 8.00% Series E Cumulative Convertible issued
and outstanding (2,803,812 shares at December 31, 2007)	46,571	46,571
4,430,700 shares of 6.75% Series G Cumulative Redeemable issued
and outstanding (5,400,000 shares at December 31, 2007)	110,768	135,000
Common stock, $0.01 par value; 250,000,000 shares authorized
128,091,103 shares issued and outstanding (133,317,706 shares at December 31, 2007)	1,281	1,333
Additional paid-in capital	1,489,071	1,620,541
Distributions in excess of net income	(198,951)	(783,238)
Accumulated other comprehensive income/(loss), net	637	(814)
Total stockholders’ equity	1,449,377	1,019,393

Total liabilities and stockholders’ equity	$5,100,212	$4,801,121